Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMART SAND, INC.

Smart Sand, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is “Smart Sand, Inc.” The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on July 19, 2011 under the name Smart Sand, Inc. An Amended and Restated Certificate of Incorporation was filed on September 13, 2011 (the “First A&R Certificate”), as amended by the Certificate of Amendment to the First A&R Certificate filed on August 17, 2012, the Certificate of Amendment to the First A&R Certificate filed on July 24, 2013, the Third Certificate of Amendment to the First A&R Certificate filed on March 26, 2014, the Fourth Certificate of Amendment to the First A&R Certificate filed on March 28, 2014 and the Fifth Certificate of Amendment to the First A&R Certificate filed on February 23, 2015.

2. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second A&R Certificate”) was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. This Second A&R Certificate shall become effective at 8:00 a.m. (Eastern Time) on November 9, 2016 (the “Effective Time”).

4. The text of the First A&R Certificate is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Smart Sand, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as it now exists or may hereafter be amended and supplemented.

FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 360,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 350,000,000, having a par value of $0.001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, having a par value of $0.001 per share.

FIFTH: The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.

2. Voting. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation. No holder of Common Stock shall be entitled to exercise any right of cumulative voting.

Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second A&R Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL (or any successor provision thereto).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation (the “Voting Stock”) entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4. Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. No Preemptive or Subscription Rights. No holder of Common Stock shall be entitled to preemptive or subscription rights.

B. PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to and vested in the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL and that certain stockholders agreement, dated as of November 9, 2016, by and among the Corporation and the other persons party thereto (as it may be amended from time to time, the “Stockholders Agreement”). Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

SIXTH: At the Effective Time, each then-outstanding share of Common Stock (“Old Common Stock”) shall be automatically converted into 2,200 validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder of such shares of Old Common Stock (the “Common Stock Split”). Each stock certificate representing shares of Old Common Stock shall thereafter represent a number of shares of Common Stock equal to the same number of shares of Old Common Stock previously represented by such stock certificate, multiplied by 2,200 and rounded down to the nearest whole number; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of Common Stock to which such person is entitled as a result of the Common Stock Split based on the aggregate number of shares of Old Common Stock held by such person. No fractional interest in a share of Common Stock shall be deliverable upon the Common Stock Split. Stockholders who otherwise would have been entitled to receive any fractional interest in a share of Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. All share numbers, dollar amounts and other provisions set forth herein give effect to the Common Stock Split.

SEVENTH: Subject to the Stockholders Agreement, the total number of directors of the Corporation shall be determined from time to time exclusively by resolution of the Board of Directors. Except as otherwise required by law and subject to the Stockholders Agreement and the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, any vacancies and newly created directorships shall be filled exclusively by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum. No decrease in the number of directors shall shorten the term of any incumbent director. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. Subject to the Stockholders Agreement and the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, any director may only be removed with cause, upon the affirmative vote of the holders of at least 66 2/3% of the Voting Stock entitled to vote thereon.

The Board of Directors shall be divided into three classes, as nearly equal in numbers as possible, designated Class I, Class II and Class III. At the Effective Time, each Director then in office shall be designated as a Class I Director, a Class II Director or a Class III Director. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Time; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified. Subject to the Stockholders Agreement, the Board of Directors is authorized to assign Directors already in office at the Effective Time to Class I, Class II and Class III. The provisions of this Article Seventh are subject to the rights of the holders of any class or series of Preferred Stock to elect directors.

EIGHT: Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the Board of Directors; provided, however, that for so long as a Principal Stockholder (as defined in the Stockholders Agreement) continues to beneficially own at least 20% of the Voting Stock, that Principal Stockholder may call a special meeting. Special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

NINTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws whether adopted by them or otherwise, without any action on the part of the stockholders, but the stockholders may make new bylaws or alter, amend or repeal the Bylaws (i) in addition to any other vote otherwise required by law, prior to the date the Principal Stockholders (as defined in the Stockholders Agreement) and their Affiliates cease to beneficially own in aggregate at least 50% of the Voting Stock entitled to vote thereon, by a majority of the Voting Stock entitled to vote thereon (the “Trigger Date”), and (ii) in addition to any other vote otherwise require by law, from and after the Trigger Date, by the affirmative vote of the holders of at least 66 2⁄3% of the Voting Stock entitled to vote thereon. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

TENTH: The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto). To the fullest extent permitted by the laws of the State of Delaware as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article Tenth shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

The Corporation may maintain insurance, at its expense, to protect itself and any current, former or prospective director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current, former or prospective director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in the Bylaws or elsewhere, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current, former or prospective director, officer, employee or agent.

ELEVENTH: The Corporation shall, through the Bylaws or otherwise, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended and supplemented (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto), indemnify, advance expenses and hold harmless any person who was or is a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Any amendment, repeal or modification of this Article Eleventh shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

TWELFTH: In recognition and anticipation that (i) the principals, officers, members, managers and/or employees of Clearlake Capital Group, L.P. (“Clearlake”) or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) Clearlake and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with Clearlake and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article Twelfth are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Clearlake and/or its Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Covered Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Second A&R Certificate, “Affiliated Companies” shall mean (a) in respect of Clearlake, any entity that controls, is controlled by or under common control with Clearlake (other than the Corporation and any entity that is controlled by the Corporation) and any investment funds managed by Clearlake and (b) in respect of the Corporation, any company controlled by the Corporation.

To the fullest extent permitted by law, neither Clearlake and nor any of its Affiliated Companies nor any of their respective Covered Persons, shall have any fiduciary duty to refrain from (A) carrying on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or its Affiliated Companies, (B) doing business with any client, customer, vendor or lessor of any of the Corporation or its Affiliated Companies, or (C) making investments in any kind of property in which the Corporation may make investments. In the event that Clearlake or any of its Affiliated Companies or any of their respective Covered Persons acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (1) (a) the Covered Person, in his or her capacity with Clearlake or any of its Affiliated Companies, or (b) Clearlake or any of its Affiliated Companies and (2) the Corporation or its Affiliated Companies, none of Clearlake, its Affiliated Companies or any of their respective Covered Persons shall have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies. To the fullest extent permitted by law, the Corporation and its Affiliated Companies hereby renounce any interest or expectancy of the Corporation and its Affiliated Companies in such corporate opportunity and waive any claim against each of Clearlake, its Affiliated Companies and their respective Covered Persons and shall indemnify Clearlake, its Affiliated Companies and each of their respective Covered Persons against any claim that Clearlake, its Affiliated Companies or their respective Covered Persons is liable to the Corporation, its Affiliated Companies or its stockholders for breach of any fiduciary duty, as a director, officer or stockholder of the Corporation or its Affiliated Companies, solely by reason of the fact that Clearlake, any Affiliated Company or any of their respective Covered Persons (x) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (y) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (z) does not communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this Article Twelfth.

To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its Affiliated Companies unless (i) the Corporation and its Affiliated Companies would be permitted to undertake such transaction or opportunity in accordance with this Second A&R Certificate, (ii) the Corporation and its Affiliated Companies at such time have sufficient financial resources to undertake such transaction or opportunity and (iii) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its Affiliated Companies are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

No Covered Person will be liable to the Corporation or its Affiliated Companies or stockholders for breach of any duty (at law, in equity, contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article Twelfth.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Twelfth.

For purposes of this Article Twelfth, the Corporation and its Affiliated Companies shall not be deemed Affiliated Companies of Clearlake.

This Article Twelfth may not be amended, modified or repealed without the prior written consent of Clearlake.

THIRTEENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and, subject to the next sentence, may not be effected by any consent or consents in writing by stockholders. Notwithstanding the foregoing, until the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if (A) a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted and (B) the action to be taken and the taking of the action by written consent are approved by the Board of Directors, including the directors designated by each of the Principal Stockholders.

FOURTEENTH: The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Second A&R Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteenth.

FIFTEENTH: From time to time, any of the provisions of this Second A&R Certificate may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Second A&R Certificate are granted subject to the provisions of this Article Fifteenth. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second A&R Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Second A&R Certificate, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of this Second A&R Certificate may be altered, amended or repealed in any respect, nor may any provision of this Second A&R Certificate or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Second A&R Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved, (i) prior to the Trigger Date, by the affirmative vote of the holders of a majority of the outstanding Voting Stock entitled to vote thereon, and (ii) from and after the Trigger Date, by the holders of at least 66 2⁄3% of the outstanding Voting Stock entitled to vote thereon.

SIXTEENTH: The Corporation elects not to be governed by Section 203 of the DGCL.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Corporation has executed this Second A&R Certificate on this 7th day of November, 2016.

SMART SAND, INC.

By:	/s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

[Signature Page to Smart Sand, Inc. Second Amended and Restated Certificate of Incorporation]